Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES FIRST QUARTER 2013

FINANCIAL RESULTS AND RAISES FULL YEAR OUTLOOK

~ Net Sales Increased 22.5% to $230.4 Million ~

~ Comparable Store Net Sales Increased 15.2% ~

~ Net Income Increased 92.5% to $15.8 Million, or $0.57 per Diluted Share ~

TOANO, Va, April 24, 2013 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced financial results for the first quarter ended March 31, 2013, and updated its outlook for 2013.

First Quarter Results

Net sales increased $42.4 million, or 22.5%, to $230.4 million in the first quarter of 2013 from $188.0 million in the first quarter of 2012. Comparable store net sales increased 15.2% for the quarter, driven by equivalent percent increases in the number of customers invoiced and the average sale. Non-comparable store net sales increased $13.9 million. The Company opened five new stores during the first quarter of 2013.

Gross margin was 40.4% in the first quarter of 2013 compared to 37.3% in the first quarter of 2012. The increase in gross margin reflects generally lower net product costs, which include shifts in sales mix and benefits from sourcing initiatives, and a net increase in the average retail price per unit sold.

Selling, general and administrative expenses decreased as a percentage of net sales to 29.3% for the first quarter of 2013 compared to 30.2% for the first quarter of 2012. Operating margin increased 390 basis points to 11.0% in the first quarter of 2013, from 7.1% in the first quarter of 2012.

Net income increased 92.5% to $15.8 million, or $0.57 per diluted share, in the first quarter of 2013 from $8.2 million, or $0.29 per diluted share, in the first quarter of the prior year.

Cash and cash equivalents at March 31, 2013 totaled $72.7 million compared with $61.4 million at March 31, 2012 and $64.2 million at December 31, 2012.

Robert M. Lynch, President and Chief Executive Officer, commented, “Our powerful store model and value proposition continued to drive record results in the first quarter as we entered the important spring home improvement season. As we continued the implementation of our multi-year strategic initiatives, we saw consistent strength during the quarter in our top-line and an expansion of both our gross and operating margins to deliver a solid bottom line. Also during the quarter, we opened our first locations in our “store of the future” format which feature an expanded showroom. Though the results are early, across the five new store openings, four relocations of existing stores and two major remodels completed during the first quarter with the new format, we are pleased with the performance to date.”

Company Outlook

Based on the first quarter results and current trends, the Company now expects to achieve the following for the full year:

•	Net sales in the range of $913 million to $942 million, up from the previous range of $885 million to $920 million.

•	Comparable store net sales increasing in the mid to high-single digits, up from the previous range of mid-single digits.

•	The opening of a total of 25 to 35 new store locations.

•

Earnings per diluted share in the range of $2.10 to $2.35, based on a diluted share count of approximately 28.0 million shares, which is exclusive of any future impact of the stock repurchase program, up from the previous range of $1.90 to $2.15.

Mr. Lynch concluded, “Our team remains focused on implementing the key strategic initiatives that will drive our business for years to come. We continue to aggressively pursue share in our highly fragmented market, and while successful in this first quarter, we are even more excited by the opportunities ahead. As we move forward, we believe we are well-positioned to further expand our footprint and deliver multi-year expansion of our net sales and operating margin.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast today, April 24, 2013, at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call through May 1, 2013 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering conference ID number 411542. The live conference call and replay may also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

With over 290 locations, Lumber Liquidators is North America’s largest specialty retailer of hardwood flooring. The Company features more than 340 first quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators’ low priced product, much of which is in-stock and ready for delivery.

With quality brands including Bellawood Prefinished Hardwood and Morning Star Bamboo, Lumber Liquidators’ flooring is often featured on popular television shows such as HGTV’s Dream Home.

For more information, please visit www.lumberliquidators.com or call 1.800.HARDWOOD. You can also follow the Company on Facebook and Twitter.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators Investor Relations

Ashleigh McDermott

Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	March 31, 2013	December 31, 2012
	(unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$72,728	$64,167
Merchandise Inventories	210,087	206,704
Prepaid Expenses	6,785	5,168
Other Current Assets	8,639	12,106

Total Current Assets	298,239	288,145
Property and Equipment, net	47,490	47,764
Goodwill	9,693	9,693
Other Assets	1,782	1,785

Total Assets	$357,204	$347,387

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$39,003	$55,110
Customer Deposits and Store Credits	28,613	25,747
Accrued Compensation	6,424	7,969
Sales and Income Tax Liabilities	8,655	4,314
Other Current Liabilities	11,201	7,887

Total Current Liabilities	93,896	101,027

Deferred Rent	3,719	3,653
Deferred Tax Liability	8,178	8,166

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 27,315,147 and 27,214,144 outstanding, respectively)	29	29
Treasury Stock, at cost (1,797,044 and 1,719,706 shares, respectively)	(54,828)	(50,552)
Additional Capital	137,411	131,724
Retained Earnings	169,047	153,267
Accumulated Other Comprehensive (Loss) Income	(248)	73

Total Stockholders’ Equity	251,411	234,541

Total Liabilities and Stockholders’ Equity	$357,204	$347,387

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Income

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2013	2012

Net Sales	$230,419	$188,034
Cost of Sales	137,422	117,897

Gross Profit	92,997	70,137

Selling, General and Administrative Expenses	67,589	56,819

Operating Income	25,408	13,318

Other (Income) Expense	(210)	(42)

Income Before Income Taxes	25,618	13,360

Provision for Income Taxes	9,837	5,163

Net Income	$15,781	$8,197

Net Income per Common Share—Basic	$0.58	$0.29

Net Income per Common Share—Diluted	$0.57	$0.29

Weighted Average Common Shares Outstanding:
Basic	27,211,506	27,926,544
Diluted	27,783,611	28,509,475

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2013	2012

Cash Flows from Operating Activities:
Net Income	$15,781	$8,197
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	2,716	2,366
Stock-Based Compensation Expense	1,107	1,133
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(3,522)	(27,737)
Accounts Payable	(15,966)	13,295
Customer Deposits and Store Credits	2,874	8,087
Prepaid Expenses and Other Current Assets	1,952	(3,063)
Other Assets and Liabilities	6,122	8,059

Net Cash Provided by Operating Activities	11,064	10,337

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(2,589)	(3,180)

Net Cash Used in Investing Activities	(2,589)	(3,180)

Cash Flows from Financing Activities:
Payments for Stock Repurchases	(4,276)	(9,077)
Proceeds from the Exercise of Stock Options	1,278	1,234
Excess Tax Benefit from Stock-Based Compensation	3,367	337

Net Cash Provided by (Used in) Financing Activities	369	(7,506)
Effect of Exchange Rates on Cash and Cash Equivalents	(283)	110

Net Increase (Decrease) in Cash and Cash Equivalents	8,561	(239)
Cash and Cash Equivalents, Beginning of Period	64,167	61,675

Cash and Cash Equivalents, End of Period	$72,728	$61,436